 Exhibit 99.p.25

CODE OF ETHICS

PARAMETRIC PORTFOLIO ASSOCIATES LLC

Effective March 2006               Revised July 8, 2015

1.0	Code of Ethics

(a) Introduction

Parametric Portfolio Associates LLC (“Parametric”) is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940. Parametric is a global asset management firm offering a broad range of investment strategies, each engineered to achieve the right blend of risk, cost and return. Our capabilities span U.S. and non-U.S. markets, as well as traditional and specialty asset classes. Parametric manages money for global institutions and individuals. Investment decisions are rules-based, scientific, mathematical, and pragmatic, using algorithmic formulas and computer-optimized decision making. They are based on pre-set rules and guidelines, and are free of forecasts or market predictions. Parametric takes a quantitative investment approach and does not generally include fundamental analysis in its portfolio construction process. Clients and investors may access our strategies through a number of structures, including separate accounts, mutual funds, and other pooled vehicles.

Parametric has adopted this written code of ethics (the “Code”) in accordance with Rule 204A-1, under the Investment Advisers Act, and Rule 17j-1 under the Investment Company Act. All Parametric employees, Officers and Managers (as defined in the firm’s Operating Agreement) are considered to be Access Persons and are subject to this Code. In addition, any supervised person, such as a consultant, contractor or temporary employee, who has access to nonpublic information regarding any clients’ purchase or sale of securities or client portfolio holdings, or is involved in making securities recommendations, is considered an Access Person subject to this Code. From time to time, Parametric may engage consultants, contractors who do not fall within the Code’s definition of Access Person. The Compliance Department will provide written notification to any such supervised person not considered an Access Person and confirm that they are not subject to the Code. Although such person may not be subject to the Code, he/she may be required to comply with certain firm policies and procedures regarding confidentiality, political contributions, the provision and receipt of gifts and entertainment, and other potential conflicts of interest. These responsibilities and obligations will be detailed in the person’s service agreement with Parametric.

The Parametric Code is based on the principle that, as an Access Person, you (i) owe a fiduciary duty to the shareholders of the registered investment companies (the “Funds”) and all other accounts (“Clients”) for which Parametric serves as an adviser or sub-adviser, (ii) must comply with all applicable laws, rules and regulations, and (iii) must act at all times with integrity, competence, diligence, respect and in an ethical manner. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our advisory clients, or which violate Federal law. At all times, you must:

i.	Place the interests of our Advisory Clients first.

As a fiduciary, you must avoid serving your own personal interests ahead of the interests of our Clients. You may not cause a Client to take action, or not to take action, for your personal benefit rather than the benefit of the Client. For example, you would violate this Code if you caused a Client to purchase a Security you owned

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for the purpose of increasing the price of that Security. If you make (or participate in making) recommendations regarding the purchase or sale of Securities to any Client, provide information or advice to such a Client, have access to or obtain information regarding such recommendations, or help execute recommendations, you would also violate this Code if you made a personal investment in a Security that might be an appropriate investment for a Client without first considering the Security as an investment for the Client.

ii.	Conduct all of your personal Securities transactions in full compliance with this Code, Federal law and the Parametric Insider Trading Policy.

You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Personal Securities Transactions. In addition, you must comply with the policies and procedures set forth in the Parametric Insider Trading Policy.

iii.	Avoid taking inappropriate advantage of your position.

The receipt of investment opportunities, gifts or gratuities from persons seeking business with Parametric directly or on behalf of a Client could raise questions about the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties. Doubtful situations should be resolved in the Client’s best interest, and not your own personal interest.

Parametric’s fiduciary obligation is not exclusive to the information provided in this Code. To further demonstrate the firm’s commitment to its clients, Parametric has adopted the CFA Institute’s Asset Manager Code of Professional Conduct (Exhibit A).

(b) Standards of Professional Conduct

Parametric is committed to setting the highest ethical standards with regard to the professional conduct of its employees. Parametric has adopted the following standards to promote an environment committed to ethical and professional excellence. By adhering to these standards and the Code, Access Persons will enable Parametric to develop and maintain the valued trust and confidence of its clients and prospective clients.

Professionalism

As an Access Person, you must understand and comply with all applicable laws, rules and regulations of any government, regulatory organization, licensing agency or professional organization governing professional conduct. In the event that rules conflict, you should adhere to the more conservative standard. You must not knowingly participate or assist in any violation of such laws, rules or regulations. You are obligated to promptly report to your manager or the Chief Compliance Officer (“CCO”) any suspected illegal or fraudulent activity involving any Access Person or client.

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You must use reasonable care and judgment to achieve and maintain independence and objectivity in your professional activities. You must not offer, solicit or accept anything of value that could reasonably be expected to compromise your independence and objectivity.

You must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions or other professional activities.

You must not engage in any professional conduct involving dishonesty, fraud or deceit or commit any act that reflects adversely on you or Parametric’s reputation, integrity or competence.

You must not misrepresent or exaggerate your title, professional designations, if any, or your responsibilities as an employee of Parametric.

You must maintain and improve your professional competence and strive to improve the competence of other employees to better serve Parametric and its clients.

Duties to Clients

All Access Persons have a duty of loyalty to each client and must act with reasonable care and exercise prudent judgment. You must deal fairly and objectively with all clients when providing investment advisory services or engaging in other professional activities.

You must understand a client’s investment experience, risk and return objectives and financial constraints prior to making investment recommendations or actions on their behalf. You must determine that investments are suitable and in accordance with client investment guidelines and restrictions.

You must make reasonable efforts to ensure that investment performance provided to clients is fair, accurate and complete.

You must keep information about current, former and prospective clients confidential unless the client has permitted the disclosure of such information, the disclosure is required by law or the information concerns illegal activity on the part of the client.

Duties to Parametric

As an employee, you must act for the benefit of Parametric and not deprive it of your skills and abilities, divulge confidential information or otherwise cause it harm.

You must avoid conflicts of interest between you and Parametric. You must obtain written consent approving the receipt of any outside compensation.

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You must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations and the Code, and promptly report any potential violation to your manager or the CCO.

Investment Advisory Services

You must exercise diligence, independence and thoroughness when analyzing investments, making investment recommendations and taking investment actions. Further, you must have a reasonable and adequate basis, supported by appropriate research, for any investment analysis, recommendation or action taken.

You must disclose to clients and prospective clients the investment processes used to analyze investments, select securities, and construct portfolios. You must use reasonable judgment in identifying factors important to your investment analyses, recommendations or actions and disclose them to clients and prospective clients. You must distinguish between fact and opinion when presenting investment analysis and recommendations.

You must develop and maintain appropriate records to support the investment advisory services performed and communications provided to clients and prospective clients.

You must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

(c) Personal Securities Transactions

The following guidelines and restrictions will be enforced unless otherwise individually exempted or pre-approved in writing by Compliance.

Trading in General

You may not engage, and you may not permit any other person or entity to engage, in the purchase or sale of any non-exempt Security (as defined below) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, unless the transaction is an Exempt or Permitted Transaction (as defined below), and you have fully complied with this policy.

In all cases, transactions in non-exempt Securities must be entered as same-day orders.

Beneficial Ownership

The Code governs any account over which you have discretionary authority and any Security of which you have direct or indirect Beneficial Ownership, including trusts, partnerships, or retirement plans. For purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as it would under Rule 16a-1(a)(2) of the Exchange Act of 1934 (the “Exchange Act”).

Beneficial Ownership includes any account in which you have or share a direct or indirect Pecuniary Interest. You have a Pecuniary Interest in Securities if you have the opportunity,

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directly or indirectly, to profit or share in any profit derived from a transaction in the Securities. The following are examples of an indirect Pecuniary Interest in Securities:

i.	Securities held by a family member or significant other with whom you share your primary residence. This applies to Securities held by spouses and domestic partners, as well as children, parents, other relatives, or other individuals or entities over which you have control or trading authority.

ii.	Your interest as a general partner in Securities held by a general or limited partnership.

iii.	Your interest as a manager-member in Securities held by a limited liability company.

You do not have Beneficial Ownership of a corporation, partnership, limited liability company, or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have shared investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

i.	Your ownership of Securities as a trustee in which either you or members of your immediate family have a vested interest in the principal or income of the trust.

ii.	Your ownership of a vested beneficial interest in a trust.

iii.	Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

Use of Broker-Dealers and Brokerage Accounts

You may not engage, and you may not permit any other person or entity to engage, in any purchase or sale of publicly traded Securities of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a registered broker-dealer. All accounts must be with a broker on the list of approved brokerage firms, unless you have received prior approval from Compliance.

Securities

The following are Securities:

Any note, stock, treasury stock, bond, debenture, closed-end fund, exchange-traded fund (“ETF”), evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional

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undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

The following are not Securities:

Commodities, and futures and options on commodities, traded on a commodities exchange, including currency futures. However, futures and options on any group or index of Securities are Securities.

Exempt Securities

The following Securities are exempt from all provisions of this Code (“Exempt Securities”):

i.	Direct obligations of the Government of the United States.

ii.	Money market instruments, including Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, including repurchase agreements).

iii.	Shares of registered open-end investment companies i.e., mutual funds. However, Funds advised or sub-advised by Parametric and ETFs are reportable Securities and are subject to all provisions of this Code.

iv.	Shares of money market funds.

v.	Shares of a unit investment trust if the unit investment trust is invested exclusively in mutual funds that are unaffiliated with Parametric and/or Eaton Vance.

Exempt Transactions

The following transactions are exempt from all provisions of this Code (“Exempt Transactions”) unless noted below:

i.	Any transaction of Securities that is non-volitional by the Access Person, including purchases or sales of Securities in which such Access Person has no advance knowledge of the transaction.

ii.	The purchase of Securities effected pursuant to an automatic investment plan, such as a dividend reinvestment plan (DRP, DRIPS) or similar monthly investment program.
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(The sale of Securities acquired under an automated investment plan is subject to all provisions of this Code.)

iii.	Transactions effected by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

iv.	Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

v.	Purchases or sales of Securities issued in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”).

vi.	Purchases of Securities and options received as compensation from an employer or through an Employee Stock Purchase Plan (“ESPP”). (The sale of Securities and options received from an employer or via an ESPP are subject to all provisions of this Code.)

Permitted Transactions

The following personal securities transactions are permitted under the Code. These permitted transactions do not require pre-clearance approval but are subject to the reporting and holding requirements of this Code.

i.	Purchases or sales of up to $100,000 per day per issuer of fixed-income Securities.

ii.	Purchases or sales of up to $50,000 per day per ETF, closed-end fund or similar instrument.

iii.	Purchases or sales of up to $50,000 per day per issuer for issuers with a market cap value greater than $3 billion (at time of transaction).

iv.	Purchases or sales of up to $10,000 per day per issuer for issuers with a market cap value less than $3 billion (at time of transaction).

v.	Derivatives to the extent that the trading equivalent limitations included above are enforced. For options, transaction value shall be based on the equitable number of underlying shares and the strike price, and market cap value shall be determined by the value of the underlying Security at the time of purchase. All other derivatives transactions, including futures and swaps, must be pre-cleared. Using a derivative instrument to circumvent a restriction in the Code of Ethics is prohibited. For example, selling a deep in-the-money call for the purpose of avoiding the 60 day hold period is prohibited. Cash settled options are exempt from the trading equivalent limitations included above.
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vi.	Short sales of equities to the extent that the above trading equivalent limitations are enforced.

vii.	Purchases or sales of Eaton Vance Corp. stock (NYSE: EV) so long as you have obtained written pre-approval from the Treasurer of Eaton Vance Corp., or designee. However, the exercise and sale of EV stock options do not require pre-clearance, and are exempt from the trading equivalent limitations above.

In special circumstances, an Access Person may request and receive relief or exemption from a personal trading restriction, requirement or procedure contained in this Code if the action does not negatively affect client trading or violate any regulations. The Access Person must obtain pre-approval from the CCO by submitting a written request describing the special circumstances and the intended transaction. The CCO shall consider to what extent the desired transaction would create a material conflict of interest or harm client portfolios when making its determination to approve or deny the request. The CCO may deny a request for any reason. The Compliance Department shall communicate the approval or denial to the Access Person in writing and record it in a log detailing all such requests.

Prohibited Practices

The following practices are explicitly prohibited by Parametric Access Persons at all times:

i.	Front Running. “Front Running” is the practice of taking a position or effecting the purchase or sale of Securities for personal benefit based on non-public information regarding an impending transaction in the same, or equivalent, Security.

Example: A Portfolio Manager mentions that Parametric is selling all of its holdings of Company X and you know that the large trade will negatively affect the stock, so you put in a personal order to sell your shares of Company X before the Parametric position is sent to the market.

ii.	Initiating or recommending a Client transaction that benefits you more than the Client. Because your responsibility is to put your Client’s interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

iii.	Trading on changes in the Eaton Vance Monitored Stock List (“MSL”) Ratings. Notwithstanding the Exempt Transactions listed above, if you are a Portfolio Manager who utilizes or has access to the MSL list, you may not purchase or sell any Security until the seventh (7th) day after any change in the rating of that Security in the MSL (i) from 1, 2 or 3 to 4 or 5, or (ii) from 3, 4 or 5 to 1 or 2, in each case to provide sufficient time for Client transactions in that Security prior to personal transactions in that Security.

iv.	Acquiring Beneficial Ownership of any Securities in an initial public offering (IPO) (as defined in Rule 17j-1). Although generally not permitted, rare exceptions may be submitted to Compliance for consideration and must be pre-approved.
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v.	Short-term trading of Securities. An employee may not sell a Security until at least 60 calendar days after the most recent purchase trade date. An employee may not repurchase a Security until at least 60 calendar days after the most recent sale trade date. You may not trade partial positions or use FIFO principles to enter into or trade out of positions of the same Security. This applies to short-term gains and losses, and includes derivative and shorting transactions. Options and futures transactions may not be exercised, renewed, or closed out within 60 days of the initiation of the contract. Written Compliance approval for personal emergencies may be granted on an exception basis.

vi.	Transactions in, or the exercise of, derivatives or other Security positions which may independently cause a violation of any allowable personal trading activities.

vii.	Orders that are open for longer than one trading day (i.e., Good-till-cancelled (GTC) and other carry-over orders).

viii.	Owning more than 2% of the outstanding shares of any one company without written pre-approval.

ix.	Transactions in Securities when you know that a same-day proprietary model and/or third-party investment manager model trade will occur.

x.	Membership in an investment club.

Due to the volume and scope of Securities transactions within Client portfolios and the unpredictable nature of optimization-driven trading, the possibility exists that personal transactions will occur in the same or opposite direction of Client transactions. A personal transaction in the same direction as a Client trade, or in the opposite direction after a Client trade, is not necessarily a violation of the Code of Ethics unless you knew that the Client trade would occur.

(d) Caution

Personal trading is a privilege granted by Parametric and not a right of employment. All personal trading is subject to review, especially when done in excess. Please be aware that, if deemed appropriate, you may be prohibited from trading in any position at any time. The restricted list currently applicable to certain Securities may be expanded without advance notice upon Compliance’s directive to include additional employees and/or other Securities. Accordingly, you may transact in Securities in an exempt category or hold positions previously unrestricted and be unable to take profits or losses at an opportune time.

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Pre-clearance Procedures

If a Securities transaction requires pre-clearance, Securities may be purchased or sold only if you have submitted a written request to Compliance for approval to make the purchase or sale. Compliance must provide written pre-approval, and this pre-approved transaction must be executed by the close of the market on the same trading day.

No Access Person should submit a pre-clearance request if the individual knows that such a transaction may be considered a violation of any other Code requirements including, but not limited to, blackout period restrictions, front running, and insider trading.

Private Placements

You must pre-clear all private placement investments through the Compliance Science Personal Trading Control Center (“PTCC”). You may not acquire Beneficial Ownership of any Securities in a private placement (a limited offering as defined in Rule 17j-1), unless you have received prior approval from Compliance. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more advisory clients, and the opportunity to invest has not been offered to you by virtue of your position.

If you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an advisory client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer.

(e) Reporting

Reporting of Transactions and Brokerage Accounts

You must promptly report all brokerage accounts and Securities transactions. To satisfy these requirements you must cause each registered broker-dealer which maintains an account for Securities of which you have Beneficial Ownership to provide to Compliance information regarding all holdings and transactions (no less than quarterly) for the account. Reporting must include any transactions in Parametric managed registered funds including, but not limited to, Eaton Vance funds.

All Access Persons are required to promptly report to Compliance any new investment accounts in which you will maintain direct or indirect beneficial ownership of Securities. New accounts should be reported no later than 10 days after they are established. New accounts must be with a broker on the list of approved brokerage firms. Compliance monitors Access Persons’ investments accounts by receiving daily electronic data feeds from the broker-dealers. No trading may occur in an Access Person’s investment account until the electronic data feed has been established and a notification email has been sent to the individual by Compliance.

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All Access Persons who are registered representatives of Eaton Vance Distributors, Inc. (“EVD”) are required to obtain EVD’s consent when establishing a brokerage account. FINRA registered Access Persons must contact Parametric Compliance prior to opening a new account; Compliance will collaborate with EVD and will assist with the approval process. In accordance with NASD Rule 3050, FINRA-registered representatives must notify EVD. The current contact is David Smith: dsmith@eatonvance.com.

Non-Discretionary Accounts

An investment account that has been established by or on behalf of an Access Person may be relieved of the personal trading restrictions of this Code if the Parametric CCO determines that the Access Person has no direct or indirect influence or control of the securities held in the account (a “Non-Discretionary Account”). The CCO’s approval is contingent upon the provision of a letter whereby the broker, financial adviser, trustee or other control person other than an Access Person of the Non-Discretionary Account (the “Fiduciary”) confirms that the Fiduciary has been granted full discretionary authority for the management of the Non-Discretionary Account and neither the Access Person nor his/her immediate family members will be consulted prior to the purchase or sale of Securities held in the Non-Discretionary Account, with the exception of purchases or sales of EV common stock, for which the Access Person must receive pre-trade approval from EV Treasury; furthermore, the Fiduciary must confirm that they will not accept any direction from the Access Person to buy or sell any Security (EV common stock excluded) nor shall he/she consult with the Fiduciary as to the particular allocation of investments. Transactions in Securities held in an approved Non-Discretionary Account are exempt from the personal trading restrictions of this Code. However, Access Persons must ensure that the Fiduciary provides holdings and transactions information to Compliance via regular electronic data feeds or duplicate account statements which will be reviewed by Compliance to verify that prohibited transactions have not occurred. Access Persons who maintain beneficial ownership of Securities in one or more Non-Discretionary Accounts will be required to certify periodically that they have no direct or indirect influence or control over the Non-Discretionary Accounts and have not directed the Fiduciary to buy or sell Securities held therein.

Initial, Quarterly and Annual Reports

You must disclose your holdings of all non-Exempt Securities of which you have Beneficial Ownership within 10 days of becoming an Access Person of Parametric and annually thereafter or as requested by Compliance. All information must be current within 45 days of your employment date.

In addition to submitting Initial and Annual Holdings Reports, Access Persons shall submit to Compliance on a quarterly basis a Personal Transactions Certification within 30 days after each quarter-end or sooner as determined by Compliance.

Initial, quarterly and annual reports must be submitted to Compliance via the PTCC. Please notify Compliance immediately if any holdings or transactions listed on your reports are inaccurate.

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Outside Business Activities

Certain relationships and activities may create a business-related conflict of interest or may be perceived as a potential conflict. Therefore, Access Persons are required to pre-clear in writing new outside activities through the Compliance Department whether or not they are financial or investment related. The pre-clearance form may be obtained upon request from Compliance. Compliance will consult with senior management regarding the permission of such activity. FINRA-registered representatives must also receive written pre-clearance from EVD for new outside activities by completing and submitting EVD’s Outside Business Activity Form.

Although Parametric realizes that Access Persons may wish to perform volunteer work or serve on boards, even the appearance of a conflict may negatively affect Client relationships or possibly be in violation of the firm’s fiduciary responsibilities.

Compliance will generally approve activities including, but not limited to:

i.	board membership for a non-profit organization

ii.	non-financial related consulting engagements

iii.	serving as executive trustee or power of attorney for non-family members

Serving on the board of a publicly traded company is generally prohibited regardless of whether the company is also a Client. Participation on the board of a private company which has the ability to become or is currently a Client must be carefully reviewed for conflict of interest considerations and appropriate fire wall applications before pre-clearance may be granted.

New Access Persons must declare and have all outside activities approved by Compliance and their department manager within 10 days of their official date of employment.

(f) Fiduciary Duties

Conflicts of Interest

Parametric has a fiduciary obligation to act at all times in the best interests of its Clients. It is the responsibility of Parametric’s senior management in conjunction with Compliance to ensure the protection of Client assets. All policies and procedures are designed to identify real and potential conflicts of interest, and further manage these conflicts of interest. Conflicts of interest may arise when Parametric places its own interests or the interests of its affiliates ahead of its Clients’ interests, or when Parametric places the interests of certain Clients ahead of other Clients’ interests.

Conflicts of interest may arise for Access Persons as well. To identify and assess potential conflicts of interest, all Access Persons are required to make full and fair disclosure of any

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matter that could be expected to impair their independence and objectivity or interfere with their respective duties to clients and Parametric. Potential conflicts of interest include, but are not limited to, outside business activities, related persons employed in the securities industry, any sources of outside compensation, board membership, and any material relationships with public companies.

Gifts, Meals & Entertainment

As a Parametric Access Person, you are permitted, subject to the following conditions, to provide and/or accept gifts, meals and entertainment from or to Clients, prospective Clients, service providers, vendors, or any other third party that has a business relationship with the company (“Business Associates”). You are required to pre-clear, if possible, the receipt and/or provision of all material gifts, meals and/or entertainment from or to a Business Associate through the Compliance Science PTCC. Please be aware that certain states and public plans have additional restrictions than those outlined below. Compliance will periodically advise employees of such additional restrictions. For example, we may not accept or provide gifts or any entertainment in the state of New Mexico. Any entertainment or meal regardless of the cost is prohibited. Therefore, it is imperative that employees use extreme care when providing gifts or entertainment to prospective clients or their representatives. The consequences for violating state solicitation laws can be very severe and could prevent Parametric from doing any business with state or public plans.

i.	Gifts

You may not accept gifts from or provide gifts to a Business Associate that exceeds, in aggregate, a total of $100 per year. The acceptance of cash and cash equivalents of any value is prohibited. You are required to promptly report to Compliance the receipt of any gifts that are not promotional items of nominal value (i.e., pens, key chains, coffee mugs, etc.) through PTCC. Upon review, Compliance may determine the receipt of a gift creates the appearance of impropriety and require its immediate return to the provider. You may not provide any non-promotional gifts to a Business Associate without pre-approval from Compliance through PTCC. Gifts to Clients and prospective Clients should be similarly reasonable. If there is a need for a gift in excess of $100, pre-clearance from both management and Compliance is required.

ii.	Meals

You are permitted to provide and accept meals to or from a Business Associate provided that both you and the Business Associate are present and it is not excessive or frequent. Meals that are estimated to cost less than $100 per person are considered de minimis and do not require pre-clearance, but still must be reported in PTCC within 5 business days. If the meal is estimated to cost more than $100 per person, you are required to obtain pre-approval from Compliance through PTCC prior to the meal, if possible. If not possible, you must report the meal in PTCC within 5 business days.

iii.	Entertainment
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You are permitted to accept entertainment, including but not limited to, sporting events, theater tickets, or art exhibits that are not excessive or frequent. The Business Associate providing the entertainment must be present at the event; otherwise, it is considered a gift and is subject to the above gift restrictions. Entertainment must not be lavish or so excessive as to appear to unduly influence the judgment of you or the Business Associate, or otherwise appear improper. For example, you may not attend a high profile or limited-access event such as the Super Bowl, the Masters Golf Tournament, or the Academy Awards at the expense of a Business Associate. Spouses or other family members may not accept meals or entertainment provided by a Business Associate. However, you may pay for an additional individual to attend the event if desired. Any entertainment that is illegal, or may encourage inappropriate conduct, compromise the attendees, or reflect poorly on Parametric is strictly prohibited. You must obtain pre-approval from Compliance through PTCC prior to accepting entertainment from a Business Associate, if possible. If not possible, you must report the event in PTCC within 5 business days.

You are permitted to provide entertainment to a Business Associate provided that both you and the Business Associate are present; otherwise, it is considered a gift and is subject to the above gift restrictions. Entertainment that is estimated to cost less than $100 per person is considered de minimis and does not require pre-clearance, but still must be reported in PTCC within 5 business days. If the entertainment is estimated to cost more than $100 per person, you are required to obtain pre-approval from Compliance through PTCC prior to the event, if possible. If not possible, you must report the event in PTCC within 5 business days. If the Business Associate is affiliated with a government entity, plan or any union, you are required to obtain pre-approval from Compliance through PTCC prior to the event regardless of the cost of the event.

iv.	Business Conferences

You must obtain written approval from your supervisor and Compliance prior to accepting entrance to or registration for a conference event provided at the expense of a Business Associate. When obtaining pre-clearance from Compliance, a copy of your supervisor’s written approval and a list of all included expenses must be provided.

v.	Government Employees and Officials

Certain state or other governmental agencies may have regulations which restrict or prohibit government employees or officials from receiving gifts or entertainment of any value. Accordingly, you must ensure the acceptability of any gift, meal, entertainment or travel to any local, state or federal government employee or official prior to the gifting or entertainment event. You must promptly report to Compliance any gift, meal, entertainment or travel received from any local, state or federal government employee or official, or any union related accounts.

You are strongly encouraged to contact Compliance if you have any questions concerning the receipt or provision of any gifts, meals and/or entertainment from or to a Business Associate or a government employee or official.

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ERISA Clients

The Employee Retirement Income Security Act of 1974 (ERISA) is a federal law that governs private employee health and pension plans. Parametric manages many ERISA plans and certain client agreements hold Parametric liable for applicable fiduciary actions for managing accounts that claim ERISA rules application. Fiduciary obligations arise under Section 406(b) which addresses the receipt of items and services “of value”. Thus, many plan agreements prohibit the acceptance of any gifts. In addition, certain gifts may trigger plan filings with the IRS. The DOL may also be alerted to gifts plan fiduciaries through mandatory reporting that plan sponsors must make to the regulators.

In order to avoid any appearance of “pay-to-play”, “reasonableness”, and difficulties which may arise on the part of the ERISA plan recipient, Parametric has adopted the industry standard of restricting the giving of gifts of any value to ERISA plan clients.

Any exceptions to this policy must be pre-cleared by Compliance. Compliance will only consider approving an exception if there is written assurance that the client’s policies do not prohibit the action and it does not place Parametric in a potential position of having to defend the policy of sending some ERISA clients gifts of various values. In addition, Compliance would be required to closely monitor expense reports to ensure that the procedures are adhered to.

Gifting under the FCPA and similar UK Bribery Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) continues to be one of the highest enforcement priorities of the SEC and DOJ. The primary purpose of this act is to reduce corruption in developing countries and encourage foreign governments to sanction firms against bribery relative to foreign officials. It is a criminal act to attempt or in any manner bribe a foreign public official.

In order to avoid even the perception of violating FCPA rules and standards, Parametric has adopted the policy of prohibiting the giving of gifts of any value to a foreign government official or any other business or corporate officer.

Political Contributions

Pursuant to Rule 206(4)-5 of the Investment Advisers Act of 1940 and amended rules 204-2 and 206(4)-3, all Access Persons are subject to political contribution restrictions. That is, all political contributions must be pre-cleared by Eaton Vance Legal. Please refer to Section 1.5 “Rule 206(4)-5 (“Pay-to-Play” and Political Contributions)” for more details.

(g) Compliance

Certificate of Receipt

You are required to acknowledge receipt of your copy of the Code. You may receive the same or

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a similar acknowledgement certification for this purpose whenever the Code is amended. These certifications are to be completed via Compliance Science’s PTCC.

Annual Certificate of Compliance

You are required to certify upon commencement of your employment or the effective date of this Code—whichever occurs later—and annually thereafter, that you have read and understand this Code and you recognize that you are subject to this Code. Each annual certification will also state that you have complied with the requirements of this Code during the prior year, and that you have disclosed, reported, or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities of which you had or acquired Beneficial Ownership. These certifications are to be completed via Compliance Science’s PTCC.

Extended Leave

In addition to the Human Resources Department, you must notify the Compliance Department (if possible) if you require an extended leave of absence from the firm. Examples of an extended leave of absence include maternity, paternity, medical or military leave. Access Persons will remain responsible for complying with all Code requirements during an extended leave of absence. All Access Persons are still held to the Code, including personal trading requirements, while on extended leave.

Remedial Actions

Parametric’s CCO, or designee, will monitor for compliance with this Code. Any Access Person who is found to have violated any provision of this Code, including submission of incomplete, false or untimely reports, may be sanctioned. Parametric does not take violations of the Code of Ethics lightly. All violations of this Code will be treated with the highest level of scrutiny, weighing the regulatory and reputational risks as principal factors. All violations are subject to remedial actions. First time violations are not exempt from disciplinary action. Remedial actions will include a letter to your employee personnel file and other sanctions as determined by Compliance. If you violate requirements by executing a personal trade, you may be required to promptly reverse the trade in the same account the violation occurred. If you buy the stock back at a higher price or sell the stock at a lower price, you will be responsible for all losses excluding commissions. If you buy back the stock at a lower price or sell the stock at a higher price, all profits, excluding commissions, must be donated to a mutually acceptable charity. In addition to these penalties, one or a combination of the following may occur if you violate this Code:

i.	You may be restricted from all personal trading for a period of 3-24 months.

ii.	Your future bonuses and salary may be affected.

iii.	You may be subject to a substantial fine.

iv.	You may be demoted, suspended, or immediately terminated.
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Once Compliance has determined the appropriate sanctions, the Access Person with the violation must promptly comply, thereby taking action within one business day. All Code of Ethics documentation, reports, brokerage statements and other materials required under this Code will be retained for a minimum of six years following the end of the Access Person’s termination year.

(h)	Reports To Management And Trustees

Reports of Significant Remedial Action

Parametric’s CCO, or designee, will, on a timely basis, inform the management of Parametric and trustees of each Registered Investment Company advisory client of each material remedial action that was taken in response to a violation of this Code.

Reports related to FINRA-registered representatives

On a quarterly basis, Parametric’s CCO, or designee, will provide a report to EVD’s CCO that lists all new personal and household accounts opened by FINRA-registered representatives in the previous quarter. Annually, Parametric’s CCO, or designee, will provide to EVD a certification stating that all FINRA-registered representatives have completed the Annual Certificate of Compliance, and that all violations of Parametric’s Code and NASD Rule 3050 by FINRA-registered representatives have been appropriately reported to EVD’s CCO.

Annual Reports

Parametric’s CCO, or designee, will report annually to the Executive Committee of Parametric and to the trustees of Registered Investment Company advisory clients with regard to efforts to ensure compliance by Access Persons of Parametric with their fiduciary obligations to our advisory clients.

The annual report will, at a minimum:

i.	Describe any issues arising under the Code of Ethics or procedures since the last report to the trustees, as the case may be, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and

ii.	Certify that Parametric has adopted procedures reasonably necessary to prevent all Access Persons from violating the Code.
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1.1	Insider Trading

(a) Policy

Parametric prohibits its officers, directors and employees from trading, either personally or on behalf of others (such as through mutual funds and private accounts managed by Parametric), on the basis of material, non-public information, or from communicating material, non-public information to others in violation of the law. This conduct is frequently referred to as insider trading.

The term insider trading is not defined in the federal securities laws, but it is generally used to refer to the use of material, non-public information to trade in securities, or the communications of material, non-public information (by “tippers”) to others (“tippees”) in breach of a fiduciary duty.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

i.	trading by an insider, while in possession of material, non-public information;

ii.	trading by a non-insider, while in possession of material, non-public information, when the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

iii.	communicating material, non-public information to others in breach of a fiduciary duty.

This policy applies to every such officer, director and employee, and extends to activities within and outside their duties at Parametric. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to the Compliance team.

Discussions regarding the elements of insider trading, the penalties for such unlawful conduct, and the procedures adopted by Parametric to implement its policy against insider trading that follow are not exhaustive. If you have a question about a particular circumstance, contact the Compliance team.

To Whom Does This Policy Apply?

This Policy applies to all employees, officers and directors (direct or indirect) of Parametric (“Covered Persons”), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

i.	the Covered Person’s spouse;

ii.	the Covered Person’s minor children;
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iii.	any other relatives living in the Covered Person’s household;

iv.	any civil union, domestic partnership or similar relationship;

v.	a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

vi.	a trust as to which the Covered Person is a trustee;

vii.	a revocable trust as to which the Covered Person is a settlor;

viii.	a corporation of which the Covered Person is an officer, director, or 10% or greater stockholder; or

ix.	a partnership of which the Covered Person is a partner (including most investment clubs), unless the Covered Person has no direct or indirect control over the partnership.

What is Material Information?

Material information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:

i.	dividend or earnings expectations;

ii.	write-downs or write-offs of assets;

iii.	additions to reserves for bad debts or contingent liabilities;

iv.	expansion or curtailment of company or major division operations;

v.	proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;

vi.	new products or services;

vii.	exploratory, discovery or research developments;

viii.	criminal indictments, civil litigation or government investigations;
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ix.	disputes with major suppliers or clients, or significant changes in the relationships with such parties;

x.	labor disputes such as strikes or lockouts;

xi.	substantial changes in accounting methods;

xii.	major litigation developments;

xiii.	major personnel changes;

xiv.	debt service or liquidity problems;

xv.	bankruptcy or insolvency;

xvi.	extraordinary management developments;

xvii.	public offerings or private sales of debt or equity securities;

xviii.	calls, redemptions or purchases of a company’s own stock; and

xix.	issuer tender offers or recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of material information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

What is Non-public Information?

Non-public information is information which has not been made generally available to investors. Information received in circumstances indicating that it is not yet in public circulation or where the recipient knows or should know that the information could only have been provided by an insider is also deemed non-public information.

In order for non-public information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

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To show that material information is public, you should be able to point to some fact verifying that the information has become generally available, such as disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or “talk on the street,” even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed; but there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material, non-public information is not considered to be public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as non-public information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the inside information possessed by Parametric has yet to be publicly disclosed, the information is deemed non-public and may not be misused.

i.	Information Provided in Confidence

Occasionally, one or more directors, officers or employees of Parametric may become temporary insiders because of a fiduciary or commercial relationship. For example, personnel at Parametric may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by Parametric, entrusts material, non-public information to Parametric’s portfolio managers or analysts with the expectation that the information will remain confidential.

As an insider, Parametric has a fiduciary responsibility not to breach the trust of the party that has communicated the material, non-public information by misusing that information. This fiduciary duty arises because Parametric has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client or prospective client. This obligation remains whether or not Parametric ultimately participates in the transaction.

ii.	Information Disclosed in Breach of a Duty

Employees must be especially wary of material, non-public information disclosed in breach of an insider’s fiduciary duty. Even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information in circumstances where a person knows, or should know, that an insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Whether the disclosure is an improper tip that renders the recipient a tippee depends on whether the insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by an insider, the requisite “personal benefit” may not be

Parametric – Code of Ethics 07.08.2015	Page 22

limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider or tippee when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents and tips from insiders or other third parties.

Identifying Material Information

Before an employee trades for his or herself or others, including investment companies or private accounts managed by Parametric, in the securities of a company about which he or she may have potential material, non-public information, the employee must ask the following questions:

i.	Is this information that an investor may consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.	To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which Parametric and/or its personnel could be subject, any director, officer and/or employee uncertain as to whether the information he or she possesses is material, non-public information should immediately take the following steps:

i.	Report the matter immediately to Compliance;

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Parametric; and

iii.	Do not communicate the information inside or outside Parametric, other than to Compliance.

After Compliance has reviewed the issue, the employee will be instructed as to immediate and future trading abilities.

Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

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i.	termination;

ii.	civil injunctions;

iii.	treble damages;

iv.	disgorgement of profits;

v.	prison sentences;

vi.	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

vii.	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

(b) Procedures

The following procedures have been established to assist employees in avoiding insider trading, and to assist Parametric in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Parametric must comply with these procedures or risk serious sanctions, including termination.

i.	Trading Restrictions and Reporting Requirements

1.	No employee who obtains material, non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider, or is otherwise subject to restrictions under the federal securities laws, may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material, non-public information.

2.	No employee shall engage in a securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Code of Ethics.

3.	Employees shall submit reports concerning each securities transaction and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

4.	Even inadvertent disclosure of material, non-public information to others can lead to significant legal difficulties. Employees should not discuss any potentially material, non-public information except as specifically required in the performance of their duties and in compliance with these policies and procedures.
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ii.	Fire Wall Procedures

The Insider Trading and Securities Fraud Enforcement Act requires the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of inside information1. Care should be taken so that such information is handled in a secure manner. For example, files containing material, non-public information should be sealed and access to computer files containing material, non-public information should be restricted.

iii.	Resolving Issues Concerning Insider Trading

The federal securities laws, including the U.S. laws governing insider trading, are complex1. If you have any doubts or questions as to the materiality or non-public nature of information in your possession, or as to any of the applicability or interpretation of any of the foregoing procedures, or as to the propriety of any action, you should contact Compliance. Until advised to the contrary by Compliance, you should presume that the information is material and non-public, and you should not trade in the securities or disclose the information to anyone.

1 The antifraud provisions of United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic Securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

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1.2	Electronic Communications

(a) Policy

i.	Employees are prohibited from using personal email addresses to communicate with clients regarding their account and performance thereof.

ii.	All electronic communications with the public must comply with regulatory requirements.

iii.	The use of electronic communication modes used for business purposes are considered outgoing correspondence and must comply with regulatory and firm requirements.

iv.	The posting of electronic communications that pertain to any specific securities is strictly prohibited.

v.	Electronic communications may not be used as a public forum to make solicitations or recommendations.

vi.	Employees may only use approved instant messaging connections. Any other instant messaging connection that an employee wishes to use will be blocked unless approved in writing by Compliance.

vii.	All employees must be familiar with and comply with Parametric policy on the use of email and the Internet.

viii.	Communications and Internet access should be conducted in a responsible and professional manner reflecting Parametric’s commitment to ethical business practice.

ix.	Text messaging with clients for business purposes is prohibited.

x.	Electronic communications cannot be used for marketing purposes unless approved by the Chief Compliance Officer (“CCO”) and the information is maintained in compliance with record retention requirements.

(b) Procedures

To verify that employees have complied with the Electronic Communications policy, the CCO, or designee, shall periodically monitor the use of email systems provided for its employees.

i.	Review of Email

All emails are subject to periodic review. The purpose of an email review is to determine whether employees have utilized the email systems for inappropriate purposes. If the reviewer determines that an employee has used the email system for inappropriate purposes or has violated, or appears likely to violate, any law, rule or regulation, the CCO will take appropriate action.

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ii.	Reporting of Violations/Potential Violations of Legal or Regulatory Requirements

If an employee notices the existence of an actual or potential violation of any legal or regulatory requirements related to Parametric’s investment advisory services, the CCO should be immediately notified. The CCO will take appropriate actions.

iii.	Record Keeping

Records reflecting the review of emails referenced in these procedures shall be retained in accordance with current regulatory requirements. To the extent that Parametric may utilize an electronic system to monitor such emails, the records referenced above may be maintained electronically within such system, consistent with the requirements relating to electronic recordkeeping of the Securities and Exchange Commission.

(c) Internal Communications

Employees are prohibited from sending information not intended for external use outside of Parametric. Emails that include internal-only information but are sent externally are automatically blocked from delivery. Compliance is notified whenever an email containing information that is not intended for external use has been quarantined. The initiator of the email must contact Compliance to have the email content and any attachments reviewed and released.

(d) Acceptable Use of Technology Infrastructure & Portable Devices

Employees are required to comply with Eaton Vance’s Acceptable Use Policy and Portable Device Policy. The Acceptable Use Policy outlines the acceptable use of technology infrastructure. The Portable Device Policy describes the general security and usage requirements for portable devices used by employees in performing their job responsibilities. New employees must certify that they have read and understand these policies, and agree to abide by the terms and conditions therein. While this policy is provided along with new employee documentation at orientation, the policy remains effective for all employees for the duration of employment. Please refer to employee policies and procedures on the Parametric Intranet for a copy or reference.

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1.3	Media Policy

Parametric employees must be conscious of all communication with the public. Employees are generally prohibited from participation in media interviews, including television, radio, and other public appearances. All public statements must be directed to and/or conducted by a designated senior-level employee. If approached for an interview, please ensure you have approval from Compliance and/or Parametric’s Executive Committee. If possible, Compliance should review questions to be presented to interviewees and/or pre-screen potential interviewers to ensure a consistent message coming from Parametric.

Interviews, webinars, press notations, written articles, etc. are subject to compliance review and approval before they may be disseminated or used by Parametric employees, and/or posted on the website for general advertising reasons.

Parametric is required under SEC regulations to ensure that whatever material it sources is both accurate and compliant with the rules.

1.4	Social Media

Parametric operates in the highly regulated financial services industry and as such is subject to laws and regulations regarding their communications with the public, including maintaining records of such communications. Accordingly, Parametric has determined that except in the limited circumstances outlined below, employees may not:

i.	conduct Parametric business through Social Media or any messaging system contained within a Social Media site; or

ii.	list their Parametric email address on any Social Media site (other than as provided for below under “Guidelines for Use of Social Media”).

For purposes of this Policy, Social Media includes all means of communicating or posting information or content of any sort on the Internet, including to your own or someone else’s web log or blog, journal or diary, personal web site, social networking, professional networking or affinity web site, web bulletin board or a chat room, as well as any other form of electronic communications. A Social Media messaging system includes any interface which allows one Social Media user to communicate with one or multiple other users, or which otherwise mimics an email, instant messaging, or similar system.

(a) Business-Related Uses of Social Media

Acceptable business-related uses of Social Media include:

i.	If Compliance approves certain designated employees’ posting of Parametric related content to Social Media platforms.
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ii.	If a business related message or posting comes to you through a pre-approved[2] Social Media messaging system and you respond to it only using your Parametric email account (i.e., from your [employee]@paraport.com or [employee]@thecliftongroup.com account, not via the Social Media messaging system from which it was received). However, if it is not possible for you to use your Parametric email account to contact the person because there is no apparent email address, phone number or street address related to it, then you may use the pre-approved Social Media messaging system to respond. You must limit that response to your Parametric contact information (i.e., your Parametric email account, Parametric office address and Parametric office telephone number).

Any other business-related use of Social Media requires written pre-approval by Compliance.

(b) Guidelines for Personal Use of Social Media

In connection with any personal use of Social Media (i.e., any use other than an acceptable business-related use of Social Media listed above), an employee may only list his or her Parametric email address (i) on an accurate resume, work history or experience summary posted to the site or (ii) on his or her LinkedIn profile page.

Employees should follow the guidelines below if they choose to mention Parametric in any communication on or posting to Social Media:

i.	you must disclose that you are not authorized to speak on behalf of Parametric and that your opinions are your own;

ii.	if you choose to list your Parametric title it must be identical to your official Parametric title as on file with Eaton Vance’s Human Resources Department;

iii.	you cannot post (whether the post mentions Parametric or not):

1.	material, non-public or insider information as defined in Parametric’s Insider Trading Policy and Procedures (and any other relevant Parametric policies);

2.	Confidential or “internal use only” information;

3.	Parametric trade secrets, including information regarding the development of systems, processes, products, know-how and technology;

4.	Eaton Vance/Parametric attorney-client privileged communications (i.e., text copied from communications between a lawyer in Eaton Vance’s Legal Department and a Parametric employee or a summary of a conversation between a lawyer in Eaton Vance’s Legal Department and a Parametric employee);

2 The only pre-approved social media site is LinkedIn.

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5.	inappropriate materials that may include discriminatory remarks, harassment, threats of violence, bullying, or obscene, malicious, or similar inappropriate or unlawful conduct; or

6.	any information or rumors.

Employee use of Social Media should comply with Parametric’s Electronic Communication Policy and the Eaton Vance Acceptable Use Policy.

Employees may not use personal web sites, blogs or social networking sites to solicit clients for commodity trading strategies.

(c) Monitoring of Social Media Usage

Parametric may monitor employees’ usage of Social Media sites even if not accessed through Parametric’s systems. Any usage by an employee involving a reference to Parametric (whether business related or personal) that does not conform to these Policies and Procedures or any other relevant Parametric policy may result in disciplinary action.

Please refer to the complete Eaton Vance Social Media Policy and Procedures provided at time of employment and also included on the Parametric Intranet.

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1.5	Rule 206(4)-5 (“Pay-to-Play” and Political Contributions)

(a) Policy

i.	All employees must pre-clear all contributions and payments to all public officials and candidates for public office, political action committees (“PACs”), and state, local and national political parties.

ii.	All employees are limited to a $150 contribution per election to a state or local official, or candidate for such office.

iii.	All employees are limited to a $150 contribution or payment per election cycle to a PAC or state, local or national political party, unless otherwise approved by the Chief Legal Officer of Parametric’s parent company, Eaton Vance Corp. (“EVC”), or designee.

iv.	Employees may make a contribution above $150 per election to a federal candidate, so long as such candidate is not a state or local official at the time of such contribution or payment, and such contribution or payment has been pre-cleared.

v.	Spouses and household members do not need to pre-clear or report political contributions or payments so long as such contributions and payments are not directed or solicited by the employee.

vi.	On an annual basis, all employees must report all contributions and payments.

vii.	No employee may coordinate or solicit another person or PAC to make a contribution or payment to a state or local official or candidate for public office.

viii.	No employee may make payments to a third-party to solicit business from a state or local government entity on Parametric’s behalf unless that third-party is a regulated person or an authorized employee of Parametric.

ix.	No employee may ask another person to make an indirect contribution on their behalf that would violate these procedures.

All employees will be required to certify that they understand and comply with these procedures on an annual basis. This summary does not alleviate an employee’s obligation to read and understand these procedures in their entirety.

(b) Procedures

Pursuant to Rule 206(4)-5 (the “Rule”) of the Investment Advisers Act of 1940 and amended rules 204-2 and 206(4)-3, Parametric has adopted the following procedures:

Employee Procedures

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General Prohibitions: No employees shall:

i.	make a contribution or payment to a public official or candidate for public office, PAC, or state, local or national political party without pre-clearing such transaction with EVC’s Chief Legal Officer, or designee;

ii.	directly or indirectly, make a contribution or payment to a public official of a state or local government entity (including cities, towns and municipalities) or a candidate for such office that exceeds $150 per election cycle[3]. This includes a contribution to a candidate for federal office (President, Vice President, Senator or Representative in Congress) if the federal candidate is a public official of a state or local government entity at the time the contribution is made;

iii.	directly or indirectly, make a contribution or payment that exceeds $150 per election cycle to a PAC or state, local or national political party, unless otherwise approved by EVC’s Chief Legal Officer;

iv.	make payments to any person to solicit a state or local government entity for investment advisory business on Parametric’s behalf unless that person is a Regulated Person or is an executive officer, general partner, managing member or authorized employee of Parametric;

v.	coordinate or solicit any person or PAC to make (i) any contribution to a public official of a state or local government entity, or (ii) any payment to a political party of a state or locality; or

vi.	ask another person (including a consultant, attorney, friend, spouse, household member or company) to make a contribution to a public official of a state or local government entity that would otherwise violate these procedures if done directly.

Pre-clearance: If an employee wishes to make a contribution or payment to a public official or candidate for public office, PAC, or state, local or national political party, then the employee must submit a written request to EVC’s Chief Legal Officer, or designee, that shall include the following:

i.	the amount of the proposed contribution or payment;

ii.	the name of the recipient public official or candidate for public office, PAC or political party;

iii.	if applicable, the public office sought by the recipient; and

3 Primary and general elections should be considered separate elections.

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iv.	if applicable, the elective or appointed office or other government position that the recipient occupies at the time of the proposed contribution or payment.

If a request to make a contribution or payment is approved, the contribution or payment shall be made promptly, and written notice of the date of such contribution or payment shall be given by the employee to EVC’s Chief Legal Office, or designee.

The decision of EVC’s Chief Legal Officer, or designee, with respect to each request will be final and binding. Requests for contributions of $150 or less per election to a state, local or federal candidate will generally be approved. Requests for contributions of more than $150 per election to a federal candidate will generally be approved unless such federal candidate is a public official of a state or local government entity at the time of the contribution.

Certifications and Reporting: On an annual basis, EVC’s Chief Legal Officer, or designee, will distribute these policies and procedures to all employees and obtain a certification that they understand and comply with them. All employees must report all of their contributions on an annual basis, and in connection therewith, certify that they have not made any direct or indirect contributions or payments to a public official or candidate for public office, PAC or national, state or local political party, except as reported. All employees shall certify on an annual basis that they have not coordinated or solicited any person or PAC to make (i) any contribution to a public official of a state or local government entity or (ii) any payment to a political party of a state or locality. All employees shall also certify on an annual basis that they have not provided or agreed to provide, directly or indirectly, payments to any person to solicit a state or local government entity for investment advisory services on Parametric’s behalf unless that person is: (1) a Regulated Person, or (2) an executive officer, general partner, managing member or authorized employee of Parametric.

Spouses & Household Members: An employee’s spouse, minor children and relatives living in the employee’s principal residence may make contributions or payments so long as such contributions and payments are in no way directed or solicited by or for the employee. An employee’s spouse, minor children and relatives living in the employee’s principal residence are not required to pre-clear or report their contributions or payments. For a contribution or payment from a joint checking or other account, such contribution or payment shall be attributed to the person who signed the check or directed the funds.

Political Action Committees: To the extent Parametric or any employee is considered to have the ability to direct or cause the direction of governance or operations of a PAC, then Parametric or such employee shall ensure that such PAC complies with the limits outlined in these procedures.

Fundraising and Collection Activities: Neither Parametric nor any employee shall consent to the use of Parametric’s name on fundraising literature for a public official or candidate for public office.

Violations and Sanctions: Any employee who violates any provision of these procedures shall be subject to sanction, including but not limited to, censure, suspension or termination of

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employment. Each sanction shall be approved by the Chief Legal Officer or Management Committee of EVC.

Consultants: Consultants are exempted from these procedures and are not considered Covered Associates and need not complete and annual certification of these procedures unless a specific determination is made by EVC’s Chief Legal Officer, or designee, that a consultant is a Covered Associate.

Procedures that Apply to Parametric as an Entity

General Prohibitions: Parametric shall not:

i.	directly or indirectly, make any contribution to a public official or candidate for public office, PAC or state, local or national political party unless otherwise approved by EVC’s Chief Legal Officer;

ii.	make payments to any person to solicit a state or local government entity for investment advisory business on Parametric’s behalf unless that person is a Regulated Person or is an executive officer, general partner, managing member or authorized employee of Parametric;

iii.	coordinate or solicit any person or PAC to make (i) any contribution to a public official of a state or local government entity or (ii) any payment to a political party of a state or locality; or

iv.	ask another person (including a consultant, attorney, or company) to make a contribution to a public official of a state or local government entity that would otherwise violate these procedures if done directly.

Recordkeeping: EVC will maintain the following lists:

i.	A current list of Covered Associates (names, titles and business and residence addresses) as of March 14, 2011. Such list shall be updated and maintained by the appropriate personnel in the Legal Department, with the cooperation of the Human Resources Department.

ii.	A list of contributions by Parametric and Covered Associates (i) to public officials of state or local government entities and candidates for such positions and (ii) of payments to state or local political parties or PACs, for any contribution or payment on and after March 14, 2011. Contributions or payments must be listed in chronological order identifying each contributor and recipient, the amounts and dates of each contribution or payment and whether an item was subject to the Rule’s cure process for inadvertent contributions. Such list shall be updated and maintained on an ongoing basis by EVC’s Chief Legal Officer, or designee.

iii.	A list of state or local government entity clients:
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1.	to which Parametric has provided advisory services in the past five years starting March 14, 2011 (except as noted below), including those that invest, or have invested, through Covered Investment Pools that are not registered investment companies (RICs); and

2.	that invest, or have invested in the past five years starting September 13, 2011, in an RIC that is a Covered Investment Pool, including any state or local government entity that selects such an RIC to be an option of a participant-directed Government Entity Plan, such as a 529, 457 or 403(b) plan.

As an alternative, EVC may satisfy its government entity recordkeeping obligation by making and keeping, to the extent such information exists, lists or other records that include the information below, provided that the information in such lists is not already provided in the lists described directly above.

1.	Each government entity client that invests in a Covered Investment Pool whose account can reasonably be identified as being held in the name of or for the benefit of such government entity client on the records of the Covered Investment Pool or its transfer agent;

2.	Each government entity client whose account was identified as that of a government entity client—at or around the time of the initial investment—to Parametric or one of its Client Servicing Employees, Regulated Persons or Covered Associates;

3.	Each government entity client that sponsors or establishes a 529 Plan and has selected a specific Covered Investment Pool as an option to be offered by such 529 Plan; and

4.	Each government entity client that has been solicited to invest in a Covered Investment Pool either (i) by a Covered Associate or Regulated Person of Parametric or (ii) by an intermediary or affiliate of the Covered Investment Pool if a Covered Associate, Regulated Person or Client Servicing Employee of Parametric participated in or was involved in such solicitation, regardless of whether such government entity client invested in the Covered Investment Pool.

Any account opened on or after the dates referenced above shall be on the aforementioned lists, regardless of whether Parametric stops providing advisory services to a state or local government entity after the aforementioned dates. Such lists shall be updated and maintained by the appropriate operational group under the oversight of the head of Eaton Vance’s Corporate Operations Department, Director of Mutual Fund Compliance & Reporting, or such other person (as applicable), or designee(s).

iv.	A list of Regulated Persons (names and business addresses) to whom Parametric has made payments to solicit a state or local government entity, to the extent possible. Such
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list shall be updated and maintained by the appropriate business group that may use such Regulated Persons.

New Hires, Promotions & Transfers: No candidate for a position shall be offered such position without the approval of EVC’s Chief Legal Officer if: (i) such candidate made a contribution to a public official of a state or local government entity of more than $150 per election during the past two years4 (or from the period commencing March 14, 2011 to the date of offer, if shorter); (ii) such position is a Covered Associate role; and (iii) such state or local government entity is a current client of Parametric or was a client of Parametric in the past five years (no earlier than March 14, 2011 for government entity clients that invest, or have invested, through Covered Investment Pools that are not RICs, or September 13, 2011 for government entity clients that invest, or have invested, in an RIC that is a Covered Investment Pool).

If any candidate for a position has made a contribution or payment of over $150 during the past two years (or for the period commencing March 14, 2011 or September 13, 2011 (as described above) to the date of offer, if shorter) to a public official or candidate for public office, PAC, or state, local or national political party, then such contribution or payment must be reviewed by EVC’s Chief Legal Officer, or designee, before extending an offer to the candidate. Before hiring, promoting or transferring any person, the applicable staff of the Human Resources Department, with the cooperation of EVC’s Chief Legal Officer, or designee, shall ensure that such person has not made a contribution or payment to a public official or candidate for public office, PAC, or state, local or national political party that would trigger the Rule’s two-year time out on receiving compensation for providing advisory services.

Fundraising and Collection Activities: Parametric shall not sponsor a meeting or conference which features a public official or candidate for public office as an attendee or guest speaker and which involves fundraising for such public official or candidate.

Placement Agent & Similar Relationships: At a date to be determined by the SEC, placement agent agreements and similar relationships involving the solicitation of state or local government entities should be reviewed by EVC’s Chief Legal Officer, or designee, to assure that the counterparties are (or will be) Regulated Persons. If a counterparty ceases to be a Regulated Person, then Parametric must cease compensating such adviser, broker or dealer for solicitation activity.

Maintenance of Records: A copy of these procedures (and any modifications thereto) and any documents prepared in accordance with these procedures will be maintained in accordance with EVC’s record retention policy and procedures.

(c) Definitions

i.	“Covered Associate” means:

4 There is a six-month look-back for those positions that do not involve the solicitation of state or local government entities.

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1.	any Executive Officer or other person with a similar status or function at Parametric;
2.	any employee (and his or her direct or indirect supervisor) whose job duties include the solicitation of any state or local government entity on behalf of Parametric; and
3.	any PAC directly or indirectly controlled by Parametric or any person described in the first two bullet points of this definition.

ii.	“Client Servicing Employee” means:
1.	any person who provides, on behalf of Eaton Vance or the Covered Investment Pool, specialized client services to a government entity client that invests in a Covered Investment Pool. Employees of the Covered Investment Pool or Eaton Vance who have incidental contact with a variety of shareholders or who service a variety of clients as part of their normal course of business without being assigned specific responsibility to service a particular accountholder (e.g., call center representatives) will not be considered Client Servicing Employees.

iii.	“Executive Officer” means, collectively, the following positions:
1.	the president or person with such similar function (i.e., Chief Executive Officer) of each Eaton Vance entity;
2.	any vice president or other officer in charge of a principal business unit, division or function (such as sales, marketing, fund administration or finance) of any Eaton Vance entity;
3.	any other officer of an Eaton Vance entity who performs a policy-making function; and
4.	any other person who performs similar policy-making functions for any Eaton Vance entity.

iv.	“Covered Investment Pool” means:
1.	any investment company registered under the Investment Company Act of 1940 (the “1940 Act”) that is an investment option of a Government Entity Plan; or
2.	any company that would be an investment company under section 3(a) of the 1940 Act if it did not benefit from the exclusion provided from that definition by:
a.	section 3(c)(1) (i.e., private funds with 100 or fewer beneficial owners);
b.	section 3(c)(3);
c.	section 3(c)(7) (i.e., private funds whose beneficial owners are all qualified purchasers); or
d.	section 3(c)(11):
•	employee stock bonus, pension, or profit-sharing trusts qualifying under section 401 of the Internal Revenue Code;
•	governmental plans described in section 3(a)(2)(C) of the Securities Act of 1933;
•	collective trust funds maintained by a bank consisting solely of assets of one or more of such trusts, government plans, or church plans, companies or accounts that are excluded from the definition of an investment company under section 3(c)(14) the 1940 Act; and
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•	separate accounts in which the assets are derived solely from: (i) contributions under pension or profit-sharing plans which meet the requirements of section 401 of the Internal Revenue Code or the requirements for deduction of the employer’s contribution under section 404(a)(2) of such Code, (ii) contributions under governmental plans in connection with which interests, participations or securities are exempted from the registration provisions of section 5 of the Securities Act of 1933 by section 3(a)(2)(C) of such Act, and (iii) advances made by an insurance company in connection with the operation of such separate account.

v.	“Government Entity Plan” means any participant-directed investment program or plan sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “qualified tuition plan” authorized by section 529 of the Internal Revenue Code, a retirement plan authorized by section 403(b) or 457 of the Internal Revenue Code, or any similar program or plan.

vi.	“PAC” means a political action committee.

vii.	“Regulated Person” means:
1.	a SEC-registered investment adviser that has not, and whose Covered Associates have not, within two years of soliciting a state or local government entity:
a.	made a contribution to a public official of that state or local government entity, other than pursuant to the de minimis exceptions permitted under the Rule; or
b.	coordinated or solicited any person or PAC to make any contribution or payment prohibited by the Rule, or
2.	a SEC-registered broker or dealer that is a member of a national securities association (e.g., FINRA), provided the association adopts SEC-approved rules that prohibit members from engaging in distribution or solicitation activities if certain contributions have been made.
3.	a SEC-registered municipal advisor that is subject to pay-to-play rules on political contributions adopted by the Municipal Securities Rulemaking Board (“MSRB”) that the SEC finds are at least as stringent as the SEC’s pay-to-play rule.

viii.	“Solicit”/”Solicitation” means:
1.	with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, an investment adviser; and
2.	with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.
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1.6	Rule 206(4)-7

(a) Overview

Rule 206(4)-7 (the “Rule”) under the Investment Advisers Act of 1940 amended (the “Act”) requires all investment advisers registered or required to be registered under Section 203 of the Act to adopt and implement written policies and procedures reasonably designed to prevent violations by the adviser and its supervised persons of the Act and the rules adopted thereunder. In addition, each investment adviser must designate an individual to act as the Chief Compliance Officer (“CCO”) responsible for administering the policies and procedures adopted by the investment adviser pursuant to the Rule. Finally, the Rule requires that the policies and procedures be reviewed no less frequently than annually for adequacy and effectiveness of implementation.

(a) Policies and Procedures

Pursuant to the Rule, Parametric has adopted the policies and procedures included in this manual. As necessary, additional policies and/or procedures may be adopted by Parametric and added to this manual while existing policies and/or procedures that are no longer relevant to Parametric may be removed. Such additions or deletions may arise as a result of a change in relevant law or Parametric’s business.

(c) Chief Compliance Officer

The CCO of Parametric is Christine Smith. The CCO is responsible for administering Parametric’s policies and procedures, including updating and maintaining this manual.

(d) Review of Parametric’s Policies and Procedures

At least annually, the Compliance team (“Compliance”) will review policies and procedures to assess adequacy and effectiveness of overall implementation. In the review process, Compliance will meet with department heads and personnel as appropriate. To the extent Compliance or managers determine revisions should be enacted or new policies and procedures must be adopted, Compliance will work with management to develop and amend policies and procedures.

Throughout the year Compliance will perform ongoing compliance testing, and will consider whether any new or unidentified potential conflicts of interest between Parametric and its clients have arisen. Compliance will also review information disclosed in Form ADV Parts 1 & 2, making revisions and updates as needed. If it is determined that a gap in Parametric’s policies and procedures exists, Compliance will work with management to promptly develop and adopt policies and procedures reasonably designed to address such potential conflict(s).

(e) Violations

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Any Parametric officer, employee or consultant who discovers or otherwise becomes aware of any violation of any of the policies and procedures in this manual is obligated to promptly report such violation to the CCO. Failure to do so may result in sanctions.

The CCO will investigate any reported violations and consider whether/what sanctions are appropriate.

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1.7	Reporting Violations or Potential Violations of the Federal Securities Laws or Commodity Exchange Act

(a) Purpose

Parametric welcomes and encourages the efforts of employees who in good faith report a violation or possible violation of the federal securities laws, the Commodity Exchange Act (“CEA”), or a rule or regulation promulgated by the Securities and Exchange Commission and/or the Commodity Futures Trading Commission (altogether “federal securities law/CEA violation”). Parametric wishes to promote a corporate environment where employees understand that internal reporting made on a good faith basis can have a constructive result. Adherence to the federal securities laws and CEA is required under the Code of Ethics and is a key component underlying the core values at Parametric. Parametric will not tolerate any form of retaliation against an employee who reports a federal securities law/CEA violation in accordance with the procedures set forth herein. Each officer and employee of Parametric (collectively, “Employee”) shall be provided with a copy of these procedures and will be required to certify that the Employee understands these procedures on an annual basis.

(b) Reporting a Federal Securities Law/CEA Violation

Any Employee may report any act or omission which the Employee reasonably believes in good faith constitutes a federal securities law/CEA violation, as follows:

i.	An Employee may call either of the following Eaton Vance hotline numbers 24 hours a day, 7 days a week – (866) 331-6471 or (617) 672-0010. The Employee is encouraged to identify himself or herself on the phone call so that any subsequent investigation can be more efficient. However, calls may be made anonymously. During the phone call, the Employee should explain why he or she reasonably believes that a federal securities law/CEA violation has occurred, is ongoing, or is about to occur. All calls made to the hotline numbers above will be directed to Eaton Vance’s Chief Legal Officer, or designee, who will notify management at Parametric and conduct an investigation (as described below) into the allegations provided by the Employee on the phone call.

ii.	An Employee may go to the following Internet address from his or her home or work computer:

https://violationreport.eatonvance.com.

The Employee will be required to enter the pass code provided on Eaton Vance’s Affiliates’ Intranet at:

https://evintranet.eatonvance.com/affiliates/Pages/Default.aspx

The Employee may either complete the online form provided on the website or provide his or her own explanation as to why the Employee reasonably believes a federal securities law/CEA violation has occurred, is ongoing, or is about to occur. An Employee

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can report on the website either confidentially or anonymously. However, it may be possible that Eaton Vance and Parametric may learn the identity of an Employee who reports anonymously on the website.

iii.	An employee is also encouraged to contact his or her immediate supervisor either orally or in writing. If the Employee is uncomfortable or otherwise reluctant to report a federal securities law/CEA violation to his or her immediate supervisor, the Employee may instead report to a higher level of management, including to a member of Parametric’s Executive Committee. If the report is made in writing to a supervisor or other member of management, the Employee should explain why he or she reasonably believes that a federal securities law/CEA violation has occurred, is ongoing, or is about to occur.

Any report made by an Employee under these procedures should contain as much factual detail as possible. Reports alleging unspecified wrongdoing or containing broad allegations without providing verifiable factual support may be difficult or impossible to investigate. To help Eaton Vance and Parametric assess the nature, extent and urgency of the investigation procedures described below, any report should, to the extent possible, contain at least the following information:

i.	A detailed description of the alleged event, matter or issue that is the subject of the federal securities law/CEA violation;

ii.	The names of the person(s) involved and their department(s);

iii.	If the communication relates to a specific event or events, the date of each such event or, if the date is not known, the approximate date of each such event and the location where such event occurred; and

iv.	Any additional information, documentation or other evidence available which would support the position that a federal securities law/CEA violation has occurred, is ongoing, or is about to occur.

With respect to reports that are not made anonymously, Employees may request that their identity be kept confidential and every reasonable effort will be made to treat the Employee’s identity with an appropriate regard for confidentiality. Eaton Vance and Parametric will not discharge, demote, suspend, threaten, harass, or in any other manner discriminate against an Employee in the terms or conditions of his or her employment because such Employee makes a report described above if he or she reasonably believes in good faith that a federal securities law/CEA violation has occurred, is ongoing, or is about to occur. However, an Employee who makes a report not in good faith may be subject to discipline, including termination. Similarly, self-reporting one’s own misconduct will not insulate an Employee from discipline, including termination, based on that misconduct.

(c) Investigating a Federal Securities Law/CEA Violation

Eaton Vance’s Chief Legal Officer will conduct an initial evaluation of each Employee report received under these procedures as soon as reasonably practicable following receipt. In

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connection with the initial evaluation, the Chief Legal Officer will determine whether the report relates to a federal securities law/CEA violation, and, if not, whether it should be reviewed by someone other than the Chief Legal Officer.

If the initial evaluation determines that there is a federal securities law/CEA violation that has occurred, is ongoing, or is about to occur, the Chief Legal Officer will investigate the reported violation on his or her own or with the assistance of internal or external counsel and/or the Chief Compliance Officer (“CCO”) of Eaton Vance or Parametric, or a designee. The investigation may include, but is not necessarily limited to, interviewing Employees, reviewing hard copy and electronic documents, and searching relevant computer hard drives and servers. At the conclusion of the investigation, which shall be completed promptly after an Employee’s reported violation is received, Eaton Vance’s Chief Legal Officer will notify the appropriate persons within Eaton Vance and Parametric and/or any federal or state regulatory authorities, if necessary, and make recommendations for corrective actions, if any, to be taken.

(d) Retention of Reports and Related Documents

All reports received in the course of the investigation, together with any documents pertaining to the investigation and treatment of the report, shall be retained for the period required by applicable law, in a manner consistent with preserving the anonymity of the Employee(s) who have submitted reports.

(e) Name and Contact Information of Eaton Vance’s Chief Legal Officer

Frederick S. Marius

Eaton Vance Corp.

Two International Place

Boston, MA 02110

Telephone: (617) 672-8566

Email: fmarius@eatonvance.com

(f) Name and Contact Information of Eaton Vance’s CCO

Paul O’Neil

Eaton Vance Corp.

Two International Place

Boston, MA 02110

Telephone: (617) 672-8106

Email: poneil@eatonvance.com

(g) Name and Contact Information of Parametric’s CCO

Christine Smith

Parametric Portfolio Associates LLC

1918 Eighth Ave, Suite 3100

Seattle, WA 98101

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Telephone: (206) 381-7005

Email: csmith@paraport.com

(h) SEC Office of the Whistleblower

To further promote ethical compliance and individual support of law enforcement, the Dodd-Frank Act amended the Securities Exchange Act of 1934 by creating Section 21F entitled “Securities Whistleblower Incentives and Protections.” Effective August 12, 2011, the Final Rule established a separate office within the SEC to administer and enforce provisions of the newly created Office of the Whistleblower in the Division of Enforcement.

The program is designed to aid the SEC’s efforts to protect investors from those who violate the securities laws by encouraging those who are aware of misconduct to report the actions.

The program prohibits retaliation by employers against employees who provide the SEC with information about possible securities violations. In return, the Commission may now make monetary awards to eligible individuals who voluntarily provide information that leads to successful enforcement actions.

To qualify for an award, an individual must submit the information regarding the possibility of a violation directly to the SEC Office of the Whistleblower using one of two procedures.

i.	Online through the Commission’s Tip, Complaint or Referral Portal; or

ii.	By mailing or faxing Form TCR to the address mentioned below. (Form TCR is available on the designated website.)

For further information or additional details, please refer to the publicly available Whistleblower hotline, the dedicated website, or the address included below:

SEC Office of Whistleblower

100 F Street NE

Mail Stop 553

Washington, DC 20549

Tele: 202.551.4790

Fax: 703.813.9322

http://www.sec.gov/whistleblower

Please contact Parametric’s CCO with any questions or comments.

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